Exhibit 15.6

Consent of Independent Registered Public Accounting Firm

M3-Brigade Acquisition III Corp.

New York, New York

We hereby consent to the incorporation by reference in this Shell Company Report on Form 20-F of our report dated March 31, 2023, relating to the financial statements of M3-Bridage Acquisition III Corp. which appears in the Registration Statement on Form F-4 (File No. 333-271381) of Greenfire Resources Ltd. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Statement by Experts” in this Shell Company Report on Form 20-F.

/s/ BDO USA, P.C.

New York, New York

September 27, 2023